Exhibit 99.1

Imperial provides Kearl operations update

Calgary, Alberta – May 9, 2016 – Imperial today confirmed it has completed a controlled shutdown of its Kearl operations due to ongoing uncertainties associated with inbound and outbound logistics. The physical plant and other assets are unaffected by the fires. A timeline for restart will be dependent on a number of factors.

Imperial’s first priority continues to be the safety of our employees and contractors. Non-essential personnel have been demobilized from the Kearl site.

We continue to support the community during this challenging time. To date, we have donated $100,000 and Esso fuel cards to the Canadian Red Cross, provided accommodations, fuel and flights for evacuated residents of the Fort McMurray area and contributed fuel directly to the RCMP and other first responders in the area.

FOR MORE INFORMATION, CONTACT:

Meredith Milne	Lisa Schmidt

Investor Relations	Public and Government Affairs

587-476-4743	587-476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.